Exhibit 10.2

Mueller Group, Inc.

August 12, 2005

Dale B. Smith

c/o 500 West Eldorado Street

Decatur, Illinois  62522

Dear Dale:

This letter agreement specifically references and explicitly expresses an intent to amend the Executive Employment Agreement, dated as of August 16, 1999, between you and Mueller Group, Inc. (the “Company”) (the “Agreement”).  The parties hereto hereby agree as follows:

1.                                       Pursuant to Section 15 of the Agreement, the Agreement is hereby amended by adding a new Section 23 of the Agreement, as follows:

“SECTION 23.  Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and one or more of the payments or benefits received or to be received by the Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no payment or benefit will be provided under this Agreement until the earliest of (A) the date which is 6 months after his “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of his death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).  The provisions of this Section 23 shall only apply to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Agreement would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.”

2.                                       Except as specifically modified pursuant to paragraph 1 of this letter agreement, all of the terms and provisions of the Agreement shall remain in full force and effect.

Please indicate your acceptance of the foregoing by signing below.

MUELLER GROUP, INC.

	By:	/s/
Thomas E. Fish
Interim Chief Financial Officer and
Assistant Secretary

Accepted and Agreed:

/s/
Dale B. Smith